Filed Pursuant to Rule 424(b)(3) Registration No. 333-159454
PROSPECTUS SUPPLEMENT DATED NOVEMBER 25, 2009
(To Prospectus Supplement Dated May 27, 2009 and Prospectus Dated May 22, 2009)
$70,000,000
Common Shares without par value
This prospectus supplement updates and changes information in, and should be read in conjunction with, the prospectus filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2009, as part of our Registration Statement on Form S-3ASR (File No. 333-159454), and the prospectus supplement dated May 27, 2009 (the “prior prospectus supplement”).
The words “Park”, “Company”, “we”, “our”, “ours” and “us” as used in this prospectus supplement refer to Park National Corporation and, where appropriate, to Park National Corporation and its subsidiaries.
This prospectus supplement, together with the prior prospectus supplement and the prospectus, relate to the offer and sale of our common shares, without par value (the “Common Shares”), having aggregate sales proceeds of up to $70,000,000 from time to time through Sandler O’Neill & Partners, L.P., as our sales agent (the “At-the-Market Offering Program”), provided that in no event shall the aggregate number of Common Shares offered and sold under the At-the-Market Offering Program exceed 1,050,000.
Our Common Shares are listed on NYSE Amex under the symbol “PRK”. On November 24, 2009, the closing price for the Common Shares was $61.50.
Investing in our Common Shares involves risks. See “RISK FACTORS” beginning on page S-6 of the prospectus supplement dated May 27, 2009 and in the documents incorporated by reference therein for a discussion of factors you should carefully consider before buying Common Shares.
Neither the Securities and Exchange Commission, nor any state securities commission nor any bank regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the prospectus supplement dated May 27, 2009 or the prospectus dated May 22, 2009. Any representation to the contrary is a criminal offense.
These securities are not deposits or accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental or regulatory agency or instrumentality.

The date of this prospectus supplement is November 25, 2009.

Recent Developments
Pursuant to the prior prospectus supplement, the prospectus and the distribution agreement dated May 27, 2009 with Sandler O’Neill, which distribution agreement was filed as an exhibit to the Current Report on Form 8-K we filed with the Commission on May 27, 2009, during the period from May 27, 2009 through September 30, 2009, we sold 288,272 Common Shares at market prices through Sandler O’Neill as our sales agent in offerings under the At-the-Market Offering Program. Our gross proceeds from such sales were $17.5 million, and the aggregate compensation to Sandler O’Neill was $0.5 million. Our aggregate net proceeds from such sales were approximately $16.7 million, after deducting compensation to Sandler O’Neill as sales agent and legal and accounting fees. We suspended the At-the-Market Offering Program during the pendency of the transactions described in the third and fourth paragraphs of this section.
On November 25, 2009, we entered into an amendment to the distribution agreement with Sandler O’Neill, the sole purpose of which was to adjust the compensation to be paid to Sandler O’Neill for any Common Shares sold through it as sales agent under the distribution agreement, as amended, on or after November 25, 2009, from 3% of the gross sales price per Common Share to 2.5% of the gross sales price per Common Share. As a result, all references in the prior prospectus supplement to our paying Sandler O’Neill compensation equal to 3% of the gross sales price per Common Share for any Common Shares with respect to which Sandler O’Neill acts as sales agent shall be changed to our paying Sandler O’Neill compensation equal to (i) 3% of the gross sales price per Common Share for any Common Shares sold prior to November 25, 2009 with respect to which Sandler O’Neill acted as sales agent and (ii) 2.5% of the gross sales price per Common Share for any Common Shares sold on or after November 25, 2009 with respect to which Sandler O’Neill acts as sales agent.
As reported in the Current Report on Form 8-K we filed with the Commission on November 2, 2009, we sold to certain institutional investors, in a registered direct public offering which closed on October 30, 2009 (the “Registered Direct Public Offering”), (i) an aggregate of 500,000 Common Shares, (ii) Series A Common Share Warrants, which are exercisable on or prior to the close of business on April 30, 2010, to purchase up to an aggregate of 250,000 Common Shares, and (iii) Series B Common Share Warrants, which are exercisable on or prior to the close of business on October 30, 2010, to purchase up to an aggregate of 250,000 Common Shares, for total gross proceeds of $30.8 million. Our aggregate net proceeds from the Registered Direct Public Offering were approximately $29.8 million, after paying placement agent fees of approximately $0.9 million to the placement agent for the Registered Direct Public Offering, and approximately $0.1 million for legal and accounting fees.
As reported in the Current Report on Form 8-K we filed with the Commission on November 17, 2009, we sold 115,800 Common Shares to the Park National Corporation Defined Benefit Pension Plan in a private placement on November 17, 2009. Proceeds from the sale of these Common Shares totaled $7,000,110.
As a result of the capital-raising activities in 2009 described above, Park has sold 904,072 Common Shares for aggregate gross proceeds of approximately $55.3 million, or $61.20 per weighted average Common Share. Net of compensation paid to Sandler O’Neill, placement agent fees paid in connection with the Registered Direct Public Offering, and legal and accounting fees, the aggregate net proceeds were approximately $53.5 million.
Park’s management is also considering other capital-raising strategies, including the potential sale of subordinated notes (which would qualify for treatment as Tier 2 Capital under the Federal Reserve Board’s risk-based capital guidelines) by Park in an aggregate amount of approximately $30 million. The terms under which any such sale would be made have not been determined but would be intended to reflect then-existing market terms.

If applicable circumstances indicate that such redemption is permitted, we intend to use (i) some or all of the net proceeds from the capital-raising activities in 2009 described above, (ii) some or all of the net proceeds from the offerings under the At-the-Market Offering Program conducted pursuant to this prospectus supplement, the prior prospectus supplement and the prospectus, and (iii) some or all of the net proceeds from subordinated notes which may be sold by Park as discussed in the immediately preceding paragraph, if any, to redeem the $100 million in Park’s outstanding Fixed Rate Cumulative Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”) issued to the United States Department of the Treasury (the “Treasury”) as part of the Capital Purchase Program. We intend to use the net proceeds from offerings under the At-the-Market Offering Program which are not used to redeem Park’s Series A Preferred Shares issued to the Treasury, if any, for general corporate purposes, which may include but are not limited to working capital, acquisition opportunities, capital expenditures, investments in or loans to our subsidiaries, payment and refinancing of debt, including outstanding short-term indebtedness, if any, and satisfaction of other obligations.
To the extent that any statements that we make in this prospectus supplement concerning the use of proceeds from offerings under the At-the-Market Offering Program are inconsistent with the statements made in the prior prospectus supplement, the statements made in this prospectus supplement modify the statements made in the prior prospectus supplement.

PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated May 22, 2009)	Registration Statement No. 333-159454
$70,000,000
Common Shares without par value
     We have entered into a distribution agreement with Sandler O’Neill & Partners, L.P., or the sales agent, relating to common shares, without par value (the “Common Shares”), of Park National Corporation (“Park”), offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the distribution agreement, we may offer and sell Common Shares having aggregate sales proceeds of up to $70,000,000 from time to time through the sales agent, provided, that in no event shall the aggregate number of Common Shares offered and sold under the offerings conducted pursuant to this prospectus supplement exceed 1,050,000. Sales of the Common Shares, if any, will be made by means of ordinary brokers’ transactions on NYSE Amex at market prices, in block transactions or as otherwise agreed with the sales agent. We will pay the sales agent a commission equal to 3% of the gross sales price per Common Share for any Common Shares sold through it as sales agent under the distribution agreement.
     Under the terms of the distribution agreement, we may also sell some or all of our Common Shares to Sandler O’Neill as principal for its own account at a price agreed upon at the time of sale. If we sell Common Shares to Sandler O’Neill as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
     The sales agent is not required to sell any specific number or dollar amount of Common Shares, but, subject to the terms and conditions of the distribution agreement and unless otherwise agreed by the sales agent and us, the sales agent will use its reasonable efforts to sell the Common Shares offered as our agent. There is no arrangement for Common Shares to be received in an escrow, trust or similar arrangement. The offering of Common Shares pursuant to the distribution agreement will terminate upon the earlier of (1) the sale of all Common Shares subject to the distribution agreement or (2) the termination of the distribution agreement by either the sales agent or us.
     The Common Shares are listed on NYSE Amex under the symbol “PRK.” On May 26, 2009, the closing price for the Common Shares was $67.66.
     Investing in our Common Shares involves risks. See “RISK FACTORS” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of factors you should carefully consider before buying Common Shares.
     Neither the Securities and Exchange Commission, nor any state securities commission nor any bank regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
     These securities are not deposits or accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental or regulatory agency or instrumentality.

The date of this prospectus supplement is May 27, 2009.

Prospectus
WHERE YOU CAN FIND MORE INFORMATION	1
ABOUT THIS PROSPECTUS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
OUR COMPANY	4
RATIO OF EARNINGS TO FIXED CHARGES	4
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS	5
USE OF PROCEEDS	5
LEGAL MATTERS	5
EXPERTS	5

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may provide to you. We have not, and the sales agent has not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should not assume that any information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.
     It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein before making an investment decision. Please carefully read this prospectus supplement, the accompanying prospectus and the information contained in the documents referred to under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Common Shares. The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to the Common Shares that we are currently offering. This prospectus supplement and the accompanying prospectus are part of a Registration Statement that we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process.
     Both this prospectus supplement and the accompanying prospectus include important information about us, our Common Shares and other information you should know before investing in our Common Shares. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described below under the captions “WHERE YOU CAN FIND MORE INFORMATION” and “INFORMATION INCORPORATED BY REFERENCE” before investing in our Common Shares. The words “Park,” “Company,” “we,” “our,” “ours” and “us” as used herein refer to Park National Corporation and its subsidiaries, unless otherwise stated.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s Internet site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.parknationalcorp.com. The information on the SEC Internet site and on our Internet site is not a part of this prospectus supplement. You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. You may also inspect our SEC reports and other information at NYSE Amex, 30 Broad Street, 5th Floor, New York, New York 10004.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus supplement except to the extent updated and superseded by information contained in or incorporated by reference into this prospectus supplement. Except as otherwise noted below, we incorporate by reference the following documents that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Current Reports on Form 8-K filed/furnished on January 9, 2009, January 26, 2009, March 11, 2009, April 20, 2009 and May 14, 2009;

•	The definitive proxy statement for our 2009 Annual Meeting of Shareholders; and

•	The description of our Common Shares which is contained in “ITEM 8.01 OTHER EVENTS.” of our Current Report on Form 8-K filed on May 14, 2009, together with any subsequent registration statement or report filed for the purpose of updating such description.
     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:
•	any reports filed under Section 13(a) or Section 13(c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.
     Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02. Results of Operations and Financial Condition”, or “Item 7.01. Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of Form 8-K into this prospectus supplement.

     Statements contained in this prospectus supplement as to the contents of any contract, agreement or other document referred to in this prospectus supplement do not purport to be complete, and, where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus supplement. Requests should be directed to: Park National Corporation, 50 North Third Street, Newark, Ohio 43055, Attention: John W. Kozak, Chief Financial Officer, telephone number (740) 349-8451.

PROSPECTUS SUPPLEMENT SUMMARY
     You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement and in the accompanying prospectus, including the information incorporated by reference in each. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “RISK FACTORS” section beginning on page S-6 of this prospectus supplement, “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference herein, and the risks described in the other documents incorporated by reference herein to determine whether an investment in Common Shares is appropriate for you.
Park National Corporation
     We are a bank holding company headquartered in Newark, Ohio. Our Ohio-based banking operations are conducted through 128 offices across 29 Ohio counties (Ashland, Athens, Butler, Champaign, Clark, Clermont, Coshocton, Crawford, Darke, Fairfield, Fayette, Franklin, Greene, Hamilton, Hocking, Holmes, Knox, Licking, Madison, Marion, Mercer, Miami, Montgomery, Morrow, Muskingum, Perry, Richland, Tuscarawas and Warren) and one Kentucky county (Boone) through our subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Our Florida and Alabama-based banking operations are conducted through 18 offices across six Florida counties (Bay, Gulf, Leon, Okaloosa, Santa Rosa and Walton) and one Alabama county (Baldwin) through our subsidiary Vision Bank and its divisions which include Vision Bank headquartered in Panama City, Florida and the Vision Bank Division of Gulf Shores, Alabama. Our banking subsidiaries engage in the commercial banking and trust business primarily in small and medium population Ohio communities and in Gulf Coast communities in Alabama and the Florida panhandle. Park’s other subsidiaries include Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and Park Title Agency, LLC, and they operate through an aggregate of eight offices in Ohio. As of March 31, 2009, Park and its subsidiaries had 2,071 full-time equivalent employees. We were incorporated under the laws of the State of Ohio in 1992. Our principal executive offices are located at 50 North Third Street, Newark, Ohio 43055, and our telephone number is (740) 349-8451. Our Internet site can be accessed at http://www.parknationalcorp.com. Information contained in our Internet site does not constitute part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.
     At March 31, 2009, we had consolidated total assets of approximately $7.1 billion, total loans of approximately $4.6 billion, total deposits of approximately $4.9 billion and total shareholders’ equity of approximately $656 million.
Recent Developments
     On April 20, 2009, we announced our results of operations for our first quarter ended March 31, 2009. For the quarter, we reported:
•	income available to common shareholders of $20.0 million, or $1.43 per diluted share, compared with $23.0 million, or $1.65 per diluted share, for the first quarter of 2008;

•	returns on average common equity and average assets of 14.66% and 1.15%, respectively, compared with 16.02% and 1.42%, respectively, for the first quarter of 2008; and

•	loans increased by $70.2 million to $4,562 million from $4,491 million at December 31, 2008, which represents annualized growth of 6.3%.
We also announced that our Board of Directors declared a cash dividend of $0.94 per share in respect of our Common Shares to shareholders of record as of the close of business on May 27, 2009. The dividend will be paid on June 10, 2009.
     We also announced the retirement of J. Gilbert Reese from the Boards of Directors of Park and The Park National Bank effective on April 20, 2009. Effective on April 20, 2009, our Board of Directors, upon the recommendation of our Nominating Committee, elected Sarah R. Wallace to fill the vacancy in the class of directors whose terms will expire in 2010 created by the retirement of J. Gilbert Reese.
     For additional information, see our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated herein by reference.

The Offering

Issuer	Park National Corporation

Common Shares offered	Common Shares having aggregate sales proceeds of up to $70,000,000. All of the Common Shares which are the subject of the offering will be issued from Common Shares that we hold as treasury shares. The aggregate number of Common Shares offered and sold pursuant to this prospectus supplement shall not exceed 1,050,000.

Dividends	We currently pay quarterly dividends on Common Shares. We paid a quarterly cash dividend of $0.94 per Common Share on June 10, 2008, September 10, 2008 and March 10, 2009 and $0.95 per Common Share on December 10, 2008. On April 20, 2009, our Board of Directors declared a cash dividend of $0.94 per Common Share payable on June 10, 2009 to holders of Common Shares of record on May 27, 2009. The declaration and payment of future dividends on our Common Shares will be at the discretion of our Board of Directors. Our dividend payments may be changed, reduced or eliminated altogether and we are currently subject to a quarterly cap of $0.94 per Common Share as a result of our participation in the Capital Purchase Program (the “Capital Purchase Program”) of the United States Department of the Treasury (the “U.S. Treasury”). See “RISK FACTORS” beginning on page S-6 of this prospectus supplement, “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference herein, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for information regarding restrictions on our ability to pay dividends on Common Shares.

Use of proceeds	We intend to use the net proceeds from the offerings pursuant to this prospectus supplement for general corporate purposes, which may include but are not limited to working capital, acquisition opportunities, capital expenditures, investments in or loans to our subsidiaries, payment and refinancing of debt, including outstanding short-term indebtedness, if any, and satisfaction of other obligations. We are also considering the possibility at some future date of seeking permission to use a portion of the net proceeds from the offerings conducted pursuant to this prospectus supplement to (1) repay a portion of the funding received in connection with the Series A Preferred Shares (as defined below) and (2) repurchase the Warrant (as defined below) issued and sold to the U.S. Treasury, if and when applicable circumstances indicate that such repayment and repurchase are permitted and appropriate.

Risk factors	See “RISK FACTORS” beginning on page S-6 of this prospectus supplement, “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference herein, and the risks described in the other documents incorporated by reference herein and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before buying Common Shares.

NYSE Amex symbol	PRK

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement contains or incorporates by reference forward-looking statements that set forth anticipated results based on our management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.
     We cannot guarantee that any forward-looking statement will be realized, although our management believes that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind in reading this prospectus supplement. Factors that might cause such differences include, but are not limited to:
•	general economic and financial market conditions in the markets we serve, specifically the real estate markets, may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults;

•	deterioration in the asset value of our loan portfolio may be worse than expected;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet;

•	changes in consumer spending, borrowing and savings habits;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the nature, timing and effect of legislative or regulatory developments including changes in laws concerning taxes, banking, securities and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	our ability to execute our business plan successfully and within the expected time frame;

•	our ability to convert our Ohio-based banking divisions to one operating system;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

•	the effect of fiscal and governmental policies of the United States federal government;

•	rapidly changing technology affecting the financial services industry; and

•	other external developments materially affecting our operational and financial performance.
     We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our business in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein and in prospectus supplements, pricing supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS
     An investment in our Common Shares involves risks. You should carefully consider the following risk factors and other information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in each, before making an investment decision. Certain risks related to us and our business are described in “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements. Risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Relating to Park and our Subsidiaries
Difficult market conditions and economic trends have adversely affected our industry and our business.
     Negative developments in the capital markets beginning in the latter half of 2007 and continuing throughout 2008 and into 2009 produced uncertainty in the financial markets and a related economic downturn. Dramatic declines in the housing market, that resulted in decreasing home prices and increasing delinquencies and foreclosures, negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. The declines in the performance and value of mortgage assets started in the sub-prime market but spread to all mortgage and real estate asset classes, leveraged bank loans and nearly all other asset classes, including equity securities. These general downward economic trends, the reduced availability of commercial credit and increasing unemployment have all negatively impacted the credit performance of commercial and consumer credit and resulted in additional write-downs.
     Concerns over the stability of the financial markets and the economy have resulted in decreased lending by some financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer delinquencies, lack of customer confidence, increased market volatility and a widespread reduction in general business activity. Competition among depository institutions for deposits has increased significantly and many financial institutions have experienced decreased access to deposits or borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and share price. Also, our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.
     As a result of the foregoing factors, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations. This increased governmental action may increase our costs and limit our ability to pursue certain business opportunities.
     As of the end of the first quarter of 2009, the United States remains in a recession. Business activity across a wide range of industries and regions is greatly reduced and local governments and many companies are in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. A worsening of current conditions would likely exacerbate the adverse effects of these difficult market and economic conditions on us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.
Increases in FDIC insurance premiums may have a material adverse affect on our earnings.
     During 2008, there were higher levels of bank failures which dramatically increased resolution costs of the Federal Deposit Insurance Corporation (“FDIC”) and depleted the deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC voted on December 16, 2008 to increase assessment rates of insured institutions uniformly by 7 basis points (7 cents for every $100 of deposits), beginning with the first quarter of 2009. Additional changes, beginning April 1, 2009, were to require riskier institutions to pay a larger share of premiums by factoring in rate adjustments based on secured liabilities and unsecured debt levels.
     On February 27, 2009, the FDIC voted to amend the restoration plan and impose a special assessment of 20 additional basis points (20 cents for every $100 of deposits) on insured institutions on June 30, 2009, to be collected on September 30, 2009. The interim rule would have also permitted the FDIC to impose an additional emergency special assessment after June 30, 2009 of up to 10 basis points if needed to maintain public confidence in federal deposit insurance.
     The Emergency Economic Stabilization Act of 2008 (the “EESA”) instituted two temporary programs effective through December 31, 2009 to further insure customer deposits at FDIC-member banks: deposit accounts are now insured up to $250,000 per customer (up from $100,000) and non-interest bearing transactional accounts are fully insured (unlimited coverage). On May 20, 2009, President Obama signed into law the Helping Families Save Their Homes Act of 2009 (the “HFSTHA”) which, among other things, amends the EESA to extend the effectiveness of these temporary programs through December 31, 2013. On January 1, 2014, the standard insurance amount will return to $100,000 per depositor for all account categories except IRAs and certain other retirement accounts, which will remain at $250,000 per depositor.
     The HFSTHA also increases the borrowing authority of the FDIC from $30.0 million to $100.0 million to help fund the increased deposit insurance resolution costs. On May 22, 2009, the FDIC adopted a final rule that would impose a special assessment for the second quarter of 2009 of 5 basis points on each insured depositary institution’s assets minus its Tier 1 capital as of June 30, 2009. Park’s management is forecasting that the amount of this special assessment as applied to Park would be $3.5 million. The FDIC further decided on May 22, 2009 that it could impose a similar assessment for each of the third and fourth quarters of 2009.
     We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. These announced increases and any future increases in FDIC insurance premiums may materially adversely affect our results of operations and our ability to continue to pay dividends on our Common Shares at the current rate or at all.
Changes in economic and political conditions could adversely affect our earnings, cash flows and capital, as our borrowers’ ability to repay loans and the value of the collateral securing our loans decline.
     Our success depends, to a certain extent, upon economic and political conditions, local and national, as well as governmental fiscal and monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings and our capital. Because we have a significant amount of real estate loans, additional decreases in real estate values could adversely affect the value of property used as collateral and our ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings and cash flows. If during a period of reduced real estate values we are required to liquidate the collateral securing a loan to satisfy the debt or to increase our allowance for loan losses, it could materially reduce our profitability and adversely affect our financial condition. The substantial majority of our loans are to individuals and businesses in Ohio and in Gulf Coast communities in Alabama and on the Florida panhandle and relate to real estate located in those regions. Consequently, further significant declines in the economy in Ohio or in Gulf Coast communities in Alabama or the panhandle of Florida could have a materially adverse effect on our financial condition, results of operations and cash flows.
     We have experienced deteriorating credit conditions in the Ohio, Alabama and Florida markets in which we operate. Park had net loan charge-offs of $57.5 million for 2008 ($21.7 million for the fourth quarter of 2008) and recorded a provision for loan losses for 2008 of $70.5 million ($32.6 million for the fourth quarter of 2008). The provision for loan losses for 2007 was $29.5 million. Nonperforming loans, defined as loans that are 90 days past due and still accruing, nonaccrual and renegotiated loans, were $167.8 million, or 3.74% of total loans, at December 31, 2008, compared to $108.5 million, or 2.57% of total loans, at December 31, 2007. Nonaccrual loans increased by $58.4 million during 2008, $33.2 million of the increase coming in the fourth quarter.
     Of the nearly $41 million increase in the provision for loan losses in 2008, $27.5 million was associated with Vision Bank. Vision Bank had $38.5 million of net loan charge-offs in 2008. Vision Bank’s loan loss provision for the twelve-month period ended December 31, 2008 exceeded the net loan charge-offs for the same period in 2008 by $8.4 million reflecting the deterioration of credit quality within Vision Bank’s portfolio. Vision Bank’s nonperforming loans increased from $79.3 million at September 30, 2008 to $94.7 million at December 31, 2008, representing 13.7% of Vision Bank’s outstanding loans at December 31, 2008.
     Conditions in the State of Ohio also deteriorated during 2008. Park’s Ohio-based subsidiaries had $19.0 million of net loan charge-offs in 2008. The combined loan loss provision of Park’s Ohio-based subsidiaries for the twelve-month period ended December 31, 2008 exceeded the net loan charge-offs for the same period in 2008 by $4.5 million reflecting the deterioration of credit quality within their aggregate portfolio. The nonperforming loans of Park’s Ohio-based subsidiaries increased from $53.0 million at September 30, 2008 to $73.1 million at December 31, 2008, representing 1.9% of outstanding loans for Park’s Ohio-based operations at December 31, 2008.

     We continue to experience difficult credit conditions, especially in the Florida and Alabama markets in which we operate. For the first three months of 2009, Vision Bank experienced $7.4 million in net loan charge-offs, or an annualized 4.23% of average loans. For the first quarter of 2008, the net loan charge-offs for Vision Bank were $5.5 million, or an annualized 3.37% of average loans. The loan loss provision for Vision Bank was $8.5 million for the three-month period ended March 31, 2009. Park’s nonperforming loans were $166.7 million or 3.65% of loans at March 31, 2009, $167.8 million or 3.74% of loans at December 31, 2008, $111.3 million or 2.62% of loans at March 31, 2008 and $108.5 million or 2.57% of loans at December 31, 2007. At March 31, 2009, Vision Bank had nonperforming loans of $85.7 million or 12.25% of loans compared to $94.7 million or 13.7% of loans at December 31, 2008 and $59.5 million or 8.94% of loans at March 31, 2008.
     While we continue to generate net earnings on a consolidated basis, Vision Bank continues to generate net losses and may generate net losses in the future. Excluding the goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007, Vision Bank had net losses of $26.2 million in 2008 and $6.6 million in 2007 from the date of acquisition on March 9, 2007 through December 31, 2007. Park contributed $50.0 million to the capital of Vision Bank in 2008 and $6.7 million in 2007. For the three months ended March 31, 2009, Vision Bank had a net loss of $4.0 million and Park contributed capital of $4.0 million to Vision Bank. Given the current economic environment in Vision Bank’s market, Park intends to maintain the leverage ratio at Vision Bank at 10% and to maintain the total risk-based capital ratio at 14%. Previously, Park had maintained these capital ratios at 8% and 12%, respectively, through the capital contributions discussed above. As a result of its decision to increase the leverage ratio and the total risk-based capital ratio at Vision Bank to at least 10% and 14%, respectively, Park contributed an additional $17 million of capital to Vision Bank on May 21, 2009.
     It remains uncertain when the negative credit trends in our markets will reverse. As a result, Park’s future earnings, cash flows and capital continue to be susceptible to further declining credit conditions in the markets in which we operate.
Changes in the general economic conditions and real estate valuations in our primary market areas could adversely impact results of operations, financial condition and cash flows.
     Our lending and deposit gathering activities are concentrated primarily in Ohio and in Gulf Coast communities in Alabama and on the Florida panhandle and our success depends on the general economic conditions of these areas, particularly given that a significant portion of our lending relates to real estate located in these regions. Real estate values in these Ohio and, more dramatically, Gulf Coast communities have been negatively impacted by the ongoing economic crisis. Additional adverse changes in the regional and general economic conditions could reduce our growth rate, impair our ability to collect loans, increase loan delinquencies, increase problem assets and foreclosures, increase claims and lawsuits, decrease the demand for our products and services and decrease the value of collateral for loans, especially real estate values, which could have a material adverse effect on our financial condition, results of operations and cash flows.
We extend credit to a variety of customers based on internally set standards and the judgment of our loan officers and bank presidents. We manage the credit risk through a program of underwriting standards, the review of certain credit decisions and an on-going process of assessing the quality of the credit already extended. Our credit standards and on-going process of credit assessment might not protect us from significant credit losses.
     We take credit risk by virtue of making loans and leases, extending loan commitments and letters of credit and, to a lesser degree, purchasing non-governmental securities. Our exposure to credit risk is managed through the use of consistent underwriting standards that emphasize “in-market” lending while avoiding highly leveraged transactions as well as excessive industry and other concentrations. Our credit administration function employs risk management techniques to ensure that loans and leases adhere to corporate policy and problem loans and leases are promptly identified. While these procedures are designed to provide us with the information needed to implement policy adjustments where necessary, and to take proactive corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.
We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.
     We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. As we experience loan losses, particularly at Vision Bank, additional capital may need to be infused. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. In that regard, a number of financial institutions have recently raised considerable amounts of capital in response to a deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance.

Accordingly, there can be no assurance that we can raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.
Current levels of market volatility are unprecedented.
     The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption have reached unprecedented levels. In some cases, the markets have produced downward pressure on share prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, we may experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.
Changes in interest rates could have a material adverse effect on our financial condition, results of operations and cash flows.
     Our earnings depend substantially on our interest rate spread, which is the difference between (1) the rates we earn on loans, investment securities and other interest earning assets and (2) the interest rates we pay on deposits and our borrowings. These rates are highly sensitive to many factors beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. Information pertaining to the impact changes in interest rates could have on our net income is included in Table 10 in the section of Park’s 2008 Annual Report captioned “FINANCIAL REVIEW” on page 41, which is incorporated by reference therefrom into Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference.
There can be no assurance that recent legislative and regulatory initiatives to address difficult market and economic conditions will stabilize the United States banking system and the enactment of these initiatives may significantly affect our financial condition, results of operation, liquidity or share price.
     In 2008 and continuing into 2009, governments, regulators and central banks in the United States and worldwide have taken numerous steps to increase liquidity and to restore investor confidence, but asset values have continued to decline and access to liquidity continues to be very limited.
     The EESA authorizes the U.S. Treasury to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions and their holding companies, under its Troubled Assets Relief Program (“TARP”). The purpose of TARP is to restore confidence and stability to the United States banking system and to encourage financial institutions to increase their lending to customers and to each other. Under the Capital Purchase Program, which we participate in, the U.S. Treasury has been issued warrants to purchase common equity securities from participating institutions. For more information regarding our participation in the Capital Purchase Program, see the discussion under the caption “Recent Developments - Participation in Capital Purchase Program Enacted as part of Troubled Assets Relief Program” in “Item 1 — Business” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is now in place until the end of 2013 and is not covered by deposit insurance premiums paid by the banking industry. The American Recovery and Reinvestment Act of 2009 (the “ARRA”), which was signed into law on February 17, 2009, includes a wide array of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. The failure of these significant legislative measures to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our Common Shares.
     The EESA and the ARRA followed, and have been followed by, numerous actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the United States Congress, the U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime mortgage market meltdown that began in 2007. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the United States banking system. The EESA, the ARRA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Legislative or regulatory changes or actions could adversely impact us or the businesses in which we are engaged.
     The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors, federal deposit insurance funds and the banking system as a whole, and not to benefit our shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies against us could cause us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.
     In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. Most recently, government has intervened on an unprecedented scale in responding to the stresses experienced in the global financial markets. Some of the measures subject us and other institutions for which they were designed to additional restrictions, oversight or costs that may have an impact on our business, results of operations or the trading price of our Common Shares.
     Proposals for legislation that could substantially intensify the regulation of the financial services industry are expected to be introduced in the United States Congress and in state legislatures. The agencies regulating the financial services industry also frequently adopt changes to their regulations. Substantial regulatory and legislative initiatives, including a comprehensive overhaul of the regulatory system in the United States, are possible in the years ahead. We are unable to predict whether any of these initiatives will succeed, which form they will take, or whether any additional changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have a material adverse effect on our business, financial condition and results of operations. For more information regarding the regulatory environment in which we operate, see the discussion under the caption “Supervision and Regulation of Park and its Subsidiaries” in “Item 1 — Business” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
If we are unable to redeem the Series A Preferred Shares after five years, the cost of this capital to us will increase substantially.
     If we are unable to redeem our Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”) prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum to 9.0% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Shares could have a material negative effect on our liquidity and cash flows.
We operate in extremely competitive markets, and our business will suffer if we are unable to compete effectively.
     In our market areas, we encounter significant competition from other local, regional and national service providers, including banks, savings associations, credit unions and other types of financial institutions, finance companies, insurance agencies and title agencies. Other competitors include securities dealers, brokers, mortgage bankers, investment advisors, insurance companies and financial service subsidiaries of commercial and manufacturing companies. The increasingly competitive environment primarily results from changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers. In 2008 and continuing into 2009, the pace of consolidation among financial service providers accelerated considerably, as several major United States financial institutions consolidated, were forced to merge, received substantial government assistance or were placed into conservatorship by the United States Federal Government. These developments could result in our competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. Many of our competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures. Many of our new competitors also offer one-stop financial services to their customers that may include services that banks and their subsidiaries may not have been able or legally permitted to offer their customers in the past. Our financial performance and return on investment to shareholders will depend in part on our continued ability to compete successfully in our market areas and on our ability to expand our scope of available financial services as needed to meet the needs and demands of our customers. For more information regarding the competitive environment in which we operate, see the discussion under the caption “Competition” in “Item 1 — Business” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
We have limited operating experience in the Alabama and Florida markets in which Vision Bank operates.
     As of the date of this prospectus supplement, The Park National Bank operated 128 offices across 29 Ohio counties and one county in Northern Kentucky. Vision Bank operated eight offices in one Alabama county and ten offices across six Florida counties. The

March 9, 2007 merger of Vision Bancshares, Inc. into Park (the “Vision Merger”) resulted in the expansion of our banking operations into the Alabama and Florida markets served by Vision Bank. We had no operating experience in the markets served by Vision Bank before the Vision Merger and, therefore, have relied and will continue to rely to a large extent on the existing Board of Directors and management of Vision Bank with respect to its operations. We believe that we can maintain our focus in the Florida and Alabama markets and that the management team of Vision Bank is qualified to carry out our existing Vision Bank strategy. If, however, Vision Bank’s management team is unable to carry out our existing Vision Bank strategy without significant Park management assistance, our management team will have less time and resources to devote to our other operations, which could have a material adverse effect on our financial condition and results of operations.
We may face risks and uncertainties as we convert The Park National Bank and its divisions to one operating system.
     On July 30, 2007, we announced our intent to consolidate the banking operations of our eight banking subsidiaries located in Ohio under one charter — that of The Park National Bank, which would remain a national bank. In 2008, the 12 Ohio-based community banking subsidiaries and divisions of Park’s banking subsidiaries were merged into the one charter and become divisions of The Park National Bank. Since the mergers, each community banking division has retained its local leadership, local decision-making and unique local identity. In connection with the consolidation, we are also implementing a single operating system for the 12 divisions of The Park National Bank. We anticipate that a single charter and common operating system will ease complex reporting procedures, reduce time and money spent on duplicated efforts, enhance risk management and strengthen The Park National Bank’s ability to provide more rapid responses and high-quality services. As we proceed with the conversion to one operating system, we will face risks and uncertainties which must be addressed. These risks and uncertainties include, but may not be limited to: (1) difficulties we may encounter with respect to product offerings, customer service, customer retention, reporting and enterprise risk management systems and realizing the anticipated operating efficiencies; (2) the loss of key employees as we proceed with the consolidation; and (3) the dedication of time and resources to the consolidation that we could otherwise devote to other operational issues, any of which could have, individually or in the aggregate, a material adverse effect on our financial condition and results of operations.
The preparation of our financial statements requires the use of estimates that may vary from actual results.
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make significant estimates that affect the financial statements. One of our most critical estimates is the level of the allowance for loan losses. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not be required to charge earnings for significant unexpected loan losses. For more information on the sensitivity of these estimates, refer to the discussion of our “Critical Accounting Policies” included in the section of our 2008 Annual Report captioned “FINANCIAL REVIEW” on pages 32 and 33, which is incorporated by reference therefrom into Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference.
Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.
     Lending money is a substantial part of our business. However, every loan we make carries a risk of non-payment. This risk is affected by, among other things: cash flow of the borrower and/or the project being financed; in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral; the credit history of a particular borrower; changes in economic and industry conditions; and the duration of the loan.
     We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within the loan portfolio. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the loss allowance will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.
     In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

We are exposed to operational risk.
     Similar to any large organization, we are exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems.
     Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by governmental regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to attract and keep customers and can expose us to potential litigation and regulatory action.
     Given the volume of transactions we process, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon automated systems to record and process our transaction volume may further increase the risk that technical system flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We may also be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control (for example, computer viruses or electrical or telecommunications outages), which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as we are) and to the risk that our (or our vendors’) business continuity and data security systems prove to be inadequate.
We depend upon the accuracy and completeness of information about customers and counterparties.
     In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided to us by customers and counterparties, including financial statements and other financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We may also rely on the audit report covering those financial statements. Our financial condition, results of operations and cash flows could be negatively impacted to the extent that we rely on financial statements that do not comply with GAAP or on financial statements and other financial information that are materially misleading.
Changes in accounting standards could impact reported earnings.
     The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.
We may be a defendant from time to time in the future in a variety of litigation and other actions, which could have a material adverse effect on our financial condition, results of operations and cash flows.
     We and our subsidiaries may be involved from time to time in the future in a variety of litigation arising out of our business. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.
Environmental liability associated with commercial lending could have a material adverse effect on our business, financial condition, results of operations and cash flows.
     In the course of our business, we may acquire, through foreclosure, commercial properties securing loans that are in default. There is a risk that hazardous substances could be discovered on those properties. In this event, we could be required to remove the hazardous substances from and remediate the properties at our cost and expense. The cost of removal and environmental remediation could be substantial. We may not have adequate remedies against the owners of the properties or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have a material adverse effect on our financial condition, results of operations and cash flows.

Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of our computer systems or otherwise, could severely harm our business.
     As part of our financial institution business, we collect, process and retain sensitive and confidential client and customer information on behalf of our subsidiaries and other third parties. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential customer information, whether by us or by our vendors, could severely damage our reputation, expose us to the risks of litigation and liability or disrupt our operations and have a material adverse effect on our business.
Our ability to grow may be limited if we cannot make acquisitions.
     As part of an effort to fully deploy our capital and to increase our loans and deposits, we may continue to acquire other financial institutions, financial service companies or branches. We compete with other financial institutions with respect to proposed acquisitions. We cannot predict if or when we will be able to identify and attract acquisition candidates or make acquisitions on favorable terms. In addition, we incur risks and challenges associated with the integration of acquired institutions in a timely and efficient manner, and we cannot guarantee that we will be successful in retaining existing customer relationships or achieving anticipated operating efficiencies.
Derivative transactions may expose us to unexpected risk and potential losses.
     We are party to a number of derivative transactions. Many of these derivative instruments are individually negotiated and non-standardized, which can make exiting, transferring or settling the position difficult. We carry borrowings which contain embedded derivatives. These borrowing arrangements require that we deliver underlying securities to the counterparty as collateral. If market interest rates were to decline, we may be required to deliver more securities to the counterparty. We are dependent on the creditworthiness of the counterparties and are therefore susceptible to credit and operational risk in these situations.
     Derivative contracts and other transactions entered into with third parties are not always confirmed by the counterparties on a timely basis. While the transaction remains unconfirmed, we are subject to heightened credit and operational risk and, in the event of a default, may find it more difficult to enforce the contract. In addition, as new and more complex derivative products are created, covering a wider array of underlying credit and other instruments, disputes about the terms of the underlying contracts could arise, which could impair our ability to effectively manage our risk exposures from these products and subject us to increased costs. Any regulatory effort to create an exchange or trading platform for credit derivatives and other over-the-counter derivative contracts, or a market shift toward standardized derivatives, could reduce the risk associated with such transactions, but under certain circumstances could also limit our ability to develop derivatives that best suit the needs of our clients and ourselves and adversely affect our profitability.
A default by another larger financial institution could adversely affect financial markets generally.
     The commercial soundness of many financial institutions may be closely interrelated as a result of relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect our business.
Consumers may decide not to use banks to complete their financial transactions.
     Technology and other changes are allowing parties to utilize alternative methods to complete financial transactions that historically have involved banks. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.
Terrorism, acts of war or international conflicts could have a material adverse effect on our financial condition and results of operations.
     Acts or threats of war or terrorism, international conflicts, including ongoing military operations in Iraq and Afghanistan, and the actions taken by the United States and other governments in response to such events could negatively impact general business and economic conditions in the United States. If terrorist activity, acts of war or other international hostilities cause an overall economic decline, our financial condition and operating results could be materially adversely affected. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security and other actual or potential conflicts or acts of war, including conflict in the Middle East, have created many economic and political uncertainties that could seriously harm our business and results of operations in ways that cannot presently be predicted.
Because of our participation in the Capital Purchase Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares and restrictions on compensation paid to our executive officers.
     To finalize Park’s participation in the Capital Purchase Program, Park and the U.S. Treasury entered into a Letter Agreement and related Securities Purchase Agreement — Standard Terms attached thereto, on December 23, 2008 (the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, Park issued and sold to the U.S. Treasury (1) 100,000 of the Series A Preferred Shares and (2) a warrant to purchase 227,376 Park Common Shares (the “Warrant”), for an aggregate purchase price of $100.0 million in cash. The Securities Purchase Agreement limits our ability to declare or pay dividends on any of our shares. Specifically, we are unable to declare dividend payments on Common Shares, junior preferred shares or pari passu preferred shares if we are in arrears on the payment of dividends on the Series A Preferred Shares. Further, we are not permitted to increase dividends on our Common Shares above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 ($0.94 per share) without the U.S. Treasury’s approval until December 23, 2011, unless all of the Series A Preferred Shares have been redeemed or transferred by the U.S. Treasury to unaffiliated third parties. In addition, our ability to repurchase our shares is restricted. The consent of the U.S. Treasury generally is required for us to make any share repurchase (other than in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice) until December 23, 2011, unless all of the Series A Preferred Shares have been redeemed or transferred by the U.S. Treasury to unaffiliated third parties. Further, Common Shares, junior preferred shares or pari passu preferred shares may not be repurchased if we are in arrears on the payment of Series A Preferred Share dividends.
     As a recipient of government funding under the Capital Purchase Program, we must comply with the executive compensation and corporate governance standards imposed by the ARRA for so long as the U.S. Treasury holds any securities acquired from us pursuant to the Securities Purchase Agreement or upon exercise of the Warrant, excluding any period during which the U.S. Treasury holds only the Warrant (the “Covered Period”). These standards include (but are not limited to) (1) ensuring that incentive compensation plans and arrangements for Senior Executive Officers (as defined in the ARRA) do not encourage unnecessary and excessive risks that threaten Park’s value; (2) required clawback of any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to a Senior Executive Officer or any of our 20 next most highly-compensated employees based on materially inaccurate statements of earnings, revenues, gains or other criteria; (3) prohibitions on making golden parachute payments (as defined in the ARRA) to Senior Executive Officers and our five next most highly-compensated employees, except for payments for services performed or benefits accrued; (4) prohibitions on paying or accruing any bonus, retention award or incentive compensation with respect to our five most highly-compensated employees or such higher number as the Secretary of the U.S. Treasury may determine is in the public interest, except for grants of restricted stock that do not fully vest during the Covered Period and do not have a value which exceeds one-third of an employee’s total annual compensation; (5) prohibitions on compensation plans that encourage manipulation of reported earnings; (6) retroactive review of bonuses, retention awards or other compensation that the U.S. Treasury finds to be inconsistent with the purposes of TARP or otherwise contrary to the public interest; (7) required establishment of a company-wide policy regarding “excessive or luxury expenditures;” (8) inclusion in our proxy statements for annual shareholder meetings of a nonbinding “say on pay” shareholder vote on the compensation of executives; and (9) our agreement not to claim a deduction, for United States federal income tax purposes, for compensation paid to any of the Senior Executive Officers in excess of $500,000 per year. In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods. These standards are more stringent than those currently in effect under the Capital Purchase Program and the Securities Purchase Agreement or those previously proposed by the U.S. Treasury. However, it is still unclear how these standards will relate to the similar standards announced by the U.S. Treasury in the guidelines it issued on February 4, 2009, or whether the standards under the ARRA will be considered effective immediately or only after the U.S. Treasury adopts implementing regulations.
Risks Relating to Our Common Shares
Our Common Shares represent equity interests in Park and are subordinate to all of our existing and future indebtedness. Regulatory, statutory and contractual restrictions may limit or prevent us from paying dividends on our Common Shares and there is no limitation on the amount of indebtedness we and our subsidiaries may incur in the future.
     Our Common Shares are equity interests in Park and do not constitute indebtedness. As such, our Common Shares rank junior to all of our indebtedness and preferred shares and to other non-equity claims with respect to assets available to satisfy claims on Park, including in a liquidation of Park. Additionally, unlike indebtedness, for which principal and interest are customarily payable on specified due dates, in the case of our Common Shares: (1) dividends are payable only when, as and if authorized and declared by our

Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant; and (2) as an Ohio corporation, under Ohio law, we are subject to restrictions on payments of dividends out of lawfully available funds. Accordingly, if the economic crisis continues and adversely effects our results of operations or financial condition, our ability to declare and pay dividends on our Common Shares may be restricted. See the discussion under the caption “DESCRIPTION OF COMMON SHARES — Dividends.”
     Our Common Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our Common Shares or to which the Common Shares will be structurally subordinated.
     We are also subject to certain contractual restrictions that could prohibit us from declaring or paying dividends or making liquidation payments on our Common Shares. See the immediately preceding and the immediately following risk factors.
If we defer payments of interest on our outstanding floating rate junior subordinated notes or if certain defaults relating to those floating rate junior subordinated notes occur, we will be prohibited from declaring or paying dividends or distributions on, from redeeming or repurchasing, and from making liquidation payments with respect to, our Common Shares.
     As of March 31, 2009, the aggregate outstanding principal amount of the floating rate junior subordinated notes we assumed in connection with the Vision Merger was $15,464,000. These floating rate junior subordinated notes were issued in connection with the sale by Vision Bancshares Trust I of floating rate preferred securities. In connection with the Vision Merger, we also assumed the guarantee of those floating rate preferred securities. The indenture under which the floating rate junior subordinated notes were issued, together with the related guarantee, prohibit us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the Series A Preferred Shares and our Common Shares) at any time when (1) there shall have occurred and be continuing an event of default under the indenture; (2) we are in default with respect to any payment or other obligations under the related guarantee; or (3) we have deferred payment of interest on the floating rate junior subordinated notes outstanding under the indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the floating rate junior subordinated notes from time to time for up to 20 consecutive quarterly periods.
     Events of default under the indenture generally consist of our failure to pay interest on the floating rate junior subordinated notes outstanding under certain circumstances, our failure to pay any principal of or premium on such floating rate junior subordinated notes when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or one of our banking subsidiaries.
     As a result of these provisions, if we were to elect to defer payments of interest on the floating rate junior subordinated notes, or if any of the other events described in clause (1), (2) or (3) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on our Common Shares, from redeeming, repurchasing or otherwise acquiring any of our Common Shares, and from making any payments to holders of our Common Shares in the event of our liquidation, which would likely have a material adverse effect on the trading price of our Common Shares. Moreover, without notice to or consent from the holders of our Common Shares, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing floating rate junior subordinated notes or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our Common Shares.
The trading price of our Common Shares may fluctuate significantly and this may make it difficult for you to resell the Common Shares when you want or at prices you find attractive.
     The trading price of our Common Shares will likely continue to fluctuate in response to a number of factors, most of which are beyond our control. The trading price of our Common Shares may also be affected by conditions that generally affect the financial markets, including the recent volatility of the trading markets. These conditions may result in: (1) fluctuations in the trading prices of shares generally and, in turn, our Common Shares; and (2) sales of substantial amounts of our Common Shares in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the trading price of our Common Shares. A significant decline in our share price could result in substantial losses for shareholders and could lead to costly and disruptive securities litigation.
There may be future sales of additional Common Shares or preferred shares or other dilution of our equity, which may adversely affect the trading price of our Common Shares.
     We are not restricted from issuing additional Common Shares or preferred shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares or preferred shares or any substantially similar securities.

The per share trading price of our Common Shares could decline as a result of sales by us of a large number of Common Shares or preferred shares or similar securities in the market or the perception that such sales could occur. Our Articles of Incorporation (our “Articles”) provide preemptive rights to holders of our Common Shares. See the discussion under the caption “DESCRIPTION OF COMMON SHARES — Preemptive Rights.”
The Series A Preferred Shares impact net income available to the holders of our Common Shares and earnings per Common Share, and the Warrant we issued to the U.S. Treasury may be dilutive to holders of our Common Shares.
     The dividends declared and the accretion of discount on the Series A Preferred Shares will reduce the net income available to holders of our Common Shares and our earnings per Common Share. The Series A Preferred Shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of Park. Additionally, the ownership interest of the existing holders of our Common Shares will be diluted to the extent the Warrant we issued to the U.S. Treasury in conjunction with the sale to the U.S. Treasury of the Series A Preferred Shares is exercised. The Common Shares underlying the Warrant represented approximately 1.60% of our Common Shares outstanding as of May 26, 2009 (including the Common Shares issuable upon exercise of the Warrant in the total Common Shares outstanding). Although the U.S. Treasury has agreed not to vote any of the Common Shares it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any Common Shares acquired upon exercise of the Warrant is not bound by this restriction.
We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.
     As a bank holding company, we are a legal entity separate and distinct from our banking subsidiaries and other subsidiaries and affiliates. Our principal source of funds to pay dividends on our Common Shares and service our debt is dividends from these subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. Our banking subsidiaries generally may not, without prior regulatory approval, pay a dividend in an amount greater than their undivided profits. In addition, the prior approval of the Office of the Comptroller of Currency (the “OCC”) is required for the payment of a dividend by The Park National Bank if the total of all dividends declared in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. The Federal Reserve Board and the OCC have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Thus, the ability of our banking subsidiaries to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines and may restrict our ability to declare and pay dividends.
     Payment of dividends could also be subject to regulatory limitations if Park’s banking subsidiaries became “under-capitalized” for purposes of the applicable “prompt corrective action” regulations. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2008 and the first quarter of 2009, Park’s banking subsidiaries were in compliance with all regulatory capital requirements and considered to be “well-capitalized.”
     Vision Bank is not currently permitted to pay dividends to us and we can provide no assurances regarding if or when Vision Bank will be permitted to begin paying dividends to us again.
     In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary.
Anti-takeover provisions could negatively impact our shareholders.
     Provisions of Ohio law and our Articles could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.
USE OF PROCEEDS
     We intend to use the net proceeds from the offerings pursuant to this prospectus supplement for general corporate purposes, which may include but are not limited to working capital, acquisition opportunities, capital expenditures, investments in or loans to our subsidiaries, payment and refinancing of debt, including outstanding short-term indebtedness, if any, and satisfaction of other obligations. We believe that the additional tangible common equity capital that would be represented by the net proceeds will provide us with greater flexibility to utilize and deploy our capital resources. The precise amounts and timing of the application of proceeds will depend on the funding requirements of Park and our subsidiaries. We are also considering the possibility at some future date of seeking permission to use a portion of the net proceeds from the offerings conducted pursuant to this prospectus supplement to (1) repay a portion of the funding received in connection with the Series A Preferred Shares and (2) repurchase the Warrant issued and sold to the U.S. Treasury, if and when applicable circumstances indicate that such repayment and repurchase are permitted and appropriate.
PRICE RANGE OF COMMON SHARES AND DIVIDENDS
     Our Common Shares are traded on NYSE Amex under the symbol “PRK”. The following table sets forth the high and low sales prices per share of our Common Shares as reported on NYSE Amex for the periods presented, and the dividends declared by us with respect to each such period. The share price information is based on data provided by NYSE Amex.

	Sales Price		Dividend
	High	Low

Fiscal Year 2009
First Quarter	$70.10	$39.90	$0.94
Second Quarter (through May 26, 2009)	$70.00	$53.88	—	(1)

Fiscal Year 2008
First Quarter	$74.87	$56.80	$0.94
Second Quarter	78.65	53.90	0.94
Third Quarter	82.50	44.87	0.94
Fourth Quarter	80.00	53.55	0.95

Fiscal Year 2007
First Quarter	$101.25	$88.48	$0.93
Second Quarter	95.50	83.50	0.93
Third Quarter	93.45	78.55	0.93
Fourth Quarter	91.70	64.50	0.94

(1)	On April 20, 2009, our Board of Directors declared a cash dividend of $0.94 per Common Share payable on June 10, 2009 to holders of Common Shares of record on May 27, 2009.
     The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase Common Shares. You are urged to obtain current market quotations for our Common Shares and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.
     On May 26, 2009, the closing price of our Common Shares was $67.66 per share. There were 13,971,711 Common Shares outstanding and 4,644 holders of our Common Shares as of May 26, 2009.
     Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to applicable limitations under Ohio law and restrictions imposed by our regulators, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. See the discussion under the caption “DESCRIPTION OF COMMON SHARES — Dividends.”
CAPITAL STOCK OF PARK
     Under our Articles, we are authorized to issue up to 20,000,000 Common Shares and up to 200,000 preferred shares, no par value per share. As of May 26, 2009, we had 13,971,711 Common Shares outstanding and 100,000 Series A Preferred Shares outstanding. Our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining preferred shares, provided that the issuance and sale is made in compliance with our Articles.
DESCRIPTION OF COMMON SHARES
     The following is a brief description of the terms of our Common Shares. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the relevant provisions of Ohio law, our Articles and our Regulations, as amended (the “Regulations”), copies of which have been filed with the SEC and are also available upon request from us.

Authorized Capital Stock
     Park’s authorized capital stock consists of 20,200,000 shares, consisting of:
•	20,000,000 Common Shares, each without par value; and

•	200,000 preferred shares, each without par value, of which 100,000 have been designated as Fixed Rate Cumulative Perpetual Preferred Shares, Series A.
     The Common Shares are listed on NYSE Amex under the symbol “PRK.”
Dividends
     As an Ohio corporation, Park may, in the discretion of the Park Board of Directors, generally pay dividends to its shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. The ability of Park to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends which may be declared and paid by its subsidiaries. There are a number of statutory and regulatory requirements applicable to the payment of dividends by banks and bank holding companies, which are applicable to Park.
     Dividend payments from our banking subsidiaries are subject to statutory and regulatory limitations, generally based on net income and retained earnings. The ability of our banking subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations. Payments of dividends by one of our banking subsidiaries may be restricted at any time at the discretion of the applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or an unsound banking practice.
     Park is also subject to Federal Reserve Board policies that may, in certain circumstances, limit our ability to pay dividends. These policies require, among other things, that we maintain adequate capital above regulatory minimums. The Federal Reserve Board may also determine, under certain circumstances relating to our financial condition, that the payment of dividends would be an unsafe or unsound practice and prohibit the payment thereof. In addition, the Federal Reserve Board expects us to serve as a source of strength to our banking subsidiaries, which may require us to retain capital for further investments in our banking subsidiaries, rather than use those funds for dividends for our shareholders.
     The dividend rights of holders of our Common Shares are also qualified and subject to the dividend rights of holders of Series A Preferred Shares. Holders of the Series A Preferred Shares are entitled to receive if, as and when declared by the Board of Directors of Park, cumulative cash dividends at a rate per annum of 5.0% per share on the liquidation preference for each dividend period from December 23, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of the Series A Preferred Shares are entitled to receive cumulative cash dividends at a rate per annum of 9.0% per share on the liquidation preference with respect to each dividend period. Park may pay dividends, other than a dividend payable solely in Common Shares, on the Common Shares only if it has paid or provided for all dividends on its outstanding Series A Preferred Shares for the then-current period and all prior periods.
     In addition, the Securities Purchase Agreement with the U.S. Treasury contains limitations on the payment of dividends on the Common Shares from and after December 23, 2008 (including with respect to the payment of cash dividends in excess of $0.94 per share, which is the amount of the last quarterly cash dividend declared by Park prior to October 14, 2008). Prior to the earlier of (1) December 23, 2011 and (2) the date on which the Series A Preferred Shares have been redeemed in whole or the U.S. Treasury has transferred the Series A Preferred Shares to unaffiliated third parties, we may not declare or pay any dividend or make any distribution on our Common Shares other than:
•	regular quarterly cash dividends not exceeding $0.94 per share; and

•	dividends payable solely in our Common Shares,
without the consent of the U.S. Treasury.
     In connection with the Vision Merger, Park entered into a First Supplemental Indenture, dated to be effective as of 6:00 p.m., Eastern Standard Time, on March 9, 2007 (the “First Supplemental Indenture”) with Vision and Wilmington Trust Company, a Delaware banking corporation, as Trustee. Under the terms of the First Supplemental Indenture, Park assumed all of the payment and performance obligations of Vision under the Junior Subordinated Indenture, dated as of December 5, 2005 (the “Indenture”), pursuant to which Vision issued $15,464,000 aggregate principal amount of floating rate junior subordinated notes to Vision Bancshares Trust I, a Delaware statutory trust (the “Vision Trust”), the entire amount of which remained outstanding as of March 31, 2009. The floating rate junior subordinated notes were issued by Vision in connection with the sale by the Vision Trust of $15.0 million of floating rate preferred securities to institutional investors on December 5, 2005. In connection with the Vision Merger, we also assumed the guarantee of the floating rate preferred securities.
     Both the floating rate junior subordinated notes and the floating rate preferred securities mature on December 30, 2035 (which maturity may be shortened to a date not earlier than December 30, 2010), and carry a floating interest rate per annum, reset quarterly, equal to the sum of three-month LIBOR plus 1.48 percent. Payment of interest on the floating rate junior subordinated notes, and payment of cash distributions on the floating rate preferred securities, may be deferred at any time or from time to time for a period not to exceed 20 consecutive quarters.
     Under the terms of the Indenture and the related guarantee, Park, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions, from declaring or paying dividends to the holders of Common Shares: (1) if an event of default under the Indenture has occurred and continues; (2) Park is in default with respect to any payment or other obligations under the related guarantee; or (3) during any period in which the payment of interest on the floating rate junior subordinated notes by Park (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.
Preemptive Rights
     Under current Ohio law, shareholders of Ohio corporations do not have preemptive rights unless a corporation’s articles of incorporation specifically provide otherwise. However, at the time of the adoption of the Articles, Ohio law stated that shareholders of Ohio corporations had preemptive rights unless a corporation’s articles of incorporation provided otherwise.
     The Articles provide that the holders of Common Shares have preemptive rights unless the Common Shares that are offered or sold are: (1) treasury shares; (2) issued as a share dividend or distribution; (3) offered or sold in connection with any merger or consolidation to which Park is a party or any acquisition of, or investment in, another corporation, partnership, proprietorship or other business entity or its assets by Park, whether directly or indirectly, by any means; (4) offered or sold pursuant to the terms of a stock option plan or employee benefit, compensation or incentive plan that has been approved by the holders of three-fourths of the issued and outstanding shares of Park having the authority to vote thereon; or (5) released from preemptive rights by the affirmative vote or written consent of holders of two-thirds of the shares entitled to preemptive rights. Because all of the Common Shares that are the subject of the offerings to be conducted pursuant to this prospectus supplement will be issued from Common Shares that we hold as treasury shares, the preemptive rights provided by our Articles will not apply to such Common Shares.
Liquidation Rights
     In the event of liquidation, holders of Common Shares are entitled to share ratably in Park’s net assets, if any, after satisfaction of the claims of creditors and the preferences of holders of the Series A Preferred Shares, and any other class or series of preferred shares outstanding at the time of liquidation. Upon liquidation, holders of Series A Preferred Shares would be entitled to receive an amount per share equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Shares would be entitled to receive the total liquidation amount out of Park’s assets that are available for distribution to shareholders, after payment or provision for payment of Park’s debts and other liabilities to creditors, but before any distribution of assets is made to holders of Common Shares.
     Under the terms of the Indenture and the related guarantee, Park, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions, from making any liquidation payments with respect to any of Park’s capital stock (including the Common Shares and the Series A Preferred Shares): (1) if an event of default under the Indenture has occurred and continues; (2) Park is in default with respect to any payment or other obligations under the related guarantee; or (3) during any period in which the payment of interest on the floating rate junior subordinated notes by Park (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.

Subscription, Conversion and Redemption Rights
     The holders of Common Shares do not have subscription or conversion rights, and there are no mandatory redemption provisions applicable to the Common Shares. Pursuant to the Articles, unless the Series A Preferred Shares have been transferred by the U.S. Treasury to unaffiliated third parties or have been redeemed in whole, until December 23, 2011, the U.S. Treasury’s consent will be required for Park to redeem or repurchase: (1) Common Shares; (2) other capital stock or equity securities of Park; or (3) any trust preferred securities issued by Park or its affiliates, other than repurchases of Common Shares in connection with benefit plans consistent with past practice and certain other circumstances specified in Article Fourth of the Articles. Further, Park may not repurchase Common Shares if Park is in arrears on the payment of Series A Preferred Share dividends.
     Under the terms of the Indenture and the related guarantee, Park, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions, from redeeming, repurchasing or otherwise acquiring any of Park’s capital stock (including the Common Shares and the Series A Preferred Shares): (1) if an event of default under the Indenture has occurred and continues; (2) Park is in default with respect to any payment or other obligations under the related guarantee; or (3) during any period in which the payment of interest on the floating rate junior subordinated notes by Park (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.
Number of Directors
     Under Ohio law, a corporation’s articles of incorporation or regulations determine the number of directors, but, in most circumstances, the number may not be less than three unless the corporation has less than three shareholders. Unless the articles of incorporation or regulations provide otherwise, the shareholders may fix or change the number of directors at a shareholder meeting called for the election of directors by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.
     The Regulations provide for the Park Board of Directors to consist of not less than five and not more than 16 directors. The Park Board of Directors may not increase the number of directors to a number which exceeds by more than two the number of directors last elected by shareholders. The number of Park directors was last fixed at 13 directors and currently consists of 13 directors. Notwithstanding the foregoing, in the event that Park fails to pay the requisite cumulative dividends on the Series A Preferred Shares for an aggregate of six dividend periods or more, whether or not consecutive, the authorized number of directors of Park will automatically be increased by two and the holders of the Series A Preferred Shares will have the right to elect two directors (the “Preferred Directors”). Pursuant to the terms of the Series A Preferred Shares, the right of holders to elect the Preferred Directors ends when all accrued and unpaid dividends have been paid in full.
Classification of the Board of Directors
     Under Ohio law, a corporation’s articles of incorporation or regulations may provide for the classification of directors into either two or three classes so long as: (1) each class consists of at least three directors; and (2) no director serves a term of office greater than three years. The Regulations provide for the Park Board of Directors to be divided into three classes, with staggered three-year terms.
Nomination of Directors
     Under the Regulations, either the Park Board of Directors or any shareholder entitled to vote in the election of directors may nominate a candidate for election to the Park Board of Directors. Shareholder nominations must be made in writing and must be received by the President of Park not less than 14 days and not more than 50 days prior to the shareholder meeting at which directors are to be elected. If, however, notice of the meeting is mailed or disclosed to shareholders less than 21 days before the meeting date, shareholder nominations must be received by the close of business on the 7th day after notice is mailed. A shareholder’s notice to Park nominating a director must set forth:
•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of Common Shares that will be voted for each proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of Common Shares beneficially owned by the notifying shareholder.

Vacancies on the Board
     Under Ohio law, unless a corporation’s articles of incorporation or regulations provide otherwise, the remaining directors of a corporation may fill any vacancy in the board by the affirmative vote of a majority of the remaining directors. Directors elected to fill a vacancy serve the balance of the unexpired term. The Regulations provide that the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the Park Board of Directors for the unexpired term.
     Notwithstanding the foregoing, in the event that holders of the Series A Preferred Shares have elected Preferred Directors and the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
Removal of Directors
     The Regulations provide that a director or directors may be removed from office, with or without assigning cause, only by the vote of the holders of shares entitling them to exercise not less than a majority of the voting power of Park to elect directors in place of those to be removed, provided that unless all of the directors (or all of the directors of a particular class) are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all directors (or all of the directors of a particular class) would be sufficient to elect at least one director. However, under current Ohio law, the directors of an issuing public corporation with a classified board of directors may only be removed for cause. Because Park is an issuing public corporation and has a classified board of directors, the directors of Park may only be removed for cause.
     Notwithstanding the foregoing, any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the Series A Preferred Shares.
Special Meetings of Shareholders
     Pursuant to Ohio law and the Regulations, any of the following persons may call a special meeting of shareholders: (1) the chairman of the Park Board of Directors; (2) the Company’s president, or, in case of the president’s absence, death or disability, the vice president authorized to exercise the authority of the president; (3) the Company’s secretary; (4) the directors by action at a meeting or a majority of the directors acting without a meeting; or (5) the holders of at least 25% of the outstanding shares entitled to vote at the meeting.
Voting Rights
     Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. The Articles have not been amended to eliminate cumulative voting in the election of directors. Accordingly, if, in accordance with Ohio law, any Park shareholder makes a proper request and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of Common Shares owned by such shareholder, and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes. Except with respect to an election of directors for which cumulative voting has been properly requested, each Common Share entitles the holder thereof to one vote on each matter submitted to the shareholders of Park for consideration.
Special Voting Requirements
     The Articles contain special voting requirements that may be deemed to have anti-takeover effects. These special voting requirements are described in Article Fourth and Article Eighth.
     Pursuant to Article Fourth, any consummation of a binding share exchange or reclassification involving the Series A Preferred Shares, or of a merger or consolidation of Park with another corporation or other entity, must be approved by the affirmative vote of at least 66 2/3% of the Series A Preferred Shares outstanding, voting as a separate class, unless in each case: (1) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which Park is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (2) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Shares immediately prior to such consummation.
     In accordance with the provisions of Article Eighth, an enlarged majority vote is required to approve Park’s consummation of any of the following actions:

•	any merger or consolidation of Park with a beneficial owner of 20% or more of the voting power of Park or an affiliate or associate of that 20% beneficial owner;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 10% of the total assets of Park to or with a 20% beneficial owner or its affiliates or associates;

•	any merger of Park or one of its subsidiaries with a 20% beneficial owner or its affiliates or associates;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to Park or one of its subsidiaries of all or any part of the assets of a 20% beneficial owner (or its affiliates or associates), excluding any disposition which, if included with all other dispositions consummated during the fiscal year by the 20% beneficial owner or its affiliates or associates, would not result in dispositions having an aggregate fair value in excess of 1% of the total consolidated assets of Park, unless all such dispositions by the 20% beneficial owner or its affiliates or associates during the same and four preceding fiscal years would result in disposition of assets having an aggregate fair value in excess of 2% of the total consolidated assets of Park;

•	any reclassification of Common Shares or any recapitalization involving the Common Shares consummated within five years after a 20% beneficial owner becomes such;

•	any agreement providing for any of the previously described business combinations; and

•	any amendment to Article Eighth of the Articles.
     The enlarged majority vote required when Article Eighth applies is the greater of:
•	four-fifths of the outstanding Common Shares entitled to vote on the proposed business combination, or

•	that fraction of the outstanding Common Shares having:
o	as the numerator, a number equal to the sum of:
▪	the number of Common Shares beneficially owned by the 20% beneficial owner plus

▪	two-thirds of the remaining number of Common Shares outstanding,
o	and as the denominator, a number equal to the total number of outstanding Common Shares entitled to vote.
     Article Eighth does not apply where: (1) the shareholders who do not vote in favor of a transaction and whose proprietary interest will be terminated in connection with the transaction are paid a “minimum price per share;” and (2) a proxy statement satisfying the requirements of the Exchange Act is mailed to the Park shareholders for the purpose of soliciting shareholder approval of the transaction. If the price criteria and procedural requirements are satisfied, the approval of a business combination would require only that affirmative vote (if any) required by law or by the Articles or Regulations.
Amendments to Articles
     Under Ohio law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless a corporation’s articles of incorporation provide for a different vote requirement, which cannot be less than a majority of the shares entitled to vote.
     In accordance with the provisions of Article Fourth, so long as the Series A Preferred Shares are outstanding, the affirmative vote of at least 66 2/3% of the Series A Preferred Shares outstanding, voting as a separate class, is required to amend the Articles in order to: (1) authorize, create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Park capital stock ranking senior to the Series A Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation or winding up of Park; or (2) amend, alter or repeal any provision of the Articles so as to adversely affect the rights, preferences, privileges or voting powers of the holders of the Series A Preferred Shares.
     As discussed above under the caption “Special Voting Requirements,” the Articles provide that, when there is one or more controlling persons of Park (i.e., persons who beneficially own shares of Park entitling them to exercise at least 20% of the voting power in the election of directors), Article Eighth cannot be altered, changed or repealed unless the amendment is adopted by a specified proportion of Park’s shareholders.
Amendments to Regulations
     Under Ohio law, shareholders of an Ohio corporation may amend the corporation’s regulations or adopt revised regulations consistent with Ohio law and the corporation’s articles of incorporation, by the affirmative vote of a majority of shares entitled to vote if done at a shareholder meeting. Shareholders may amend the regulations without a meeting by the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposal. Ohio law provides that a corporation’s articles of incorporation or regulations may increase or decrease the required shareholder vote, but may not allow approval by less than a majority of the voting power.
     The Regulations provide that they may be amended by the shareholders at a meeting by the affirmative vote of the holders of not less than two-thirds of the voting power of Park entitled to vote on such proposal, or without a meeting by the written consent of the holders of not less than two-thirds of the voting power of Park entitled to vote on such proposal.
Anti-Takeover Statutes
     Ohio “Anti-Greenmail” Statute.
     Pursuant to the Ohio “Anti-Greenmail” Statute (“Anti-Greenmail Statute”), a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (2) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits. An Ohio corporation may elect not to be covered by the Anti-Greenmail Statute with an appropriate amendment to its articles of incorporation or regulations, but we have not taken any such corporate action to opt out of the Statute.
     Control Bid Provisions of the Ohio Securities Act.
     Ohio law further requires that any offeror making a control bid for any securities of a “subject company” pursuant to a tender offer must file information specified in the Ohio Securities Act with the Ohio Division of Securities when the bid commences. The Ohio Division of Securities must then decide whether it will suspend the bid under the statute. If it does so, it must make a determination within three calendar days after the hearing has been completed and no later than 14 calendar days after the date on which the suspension is imposed. For this purpose, a “control bid” is the purchase of, or an offer to purchase, any equity security of a subject company from a resident of Ohio that would, in general, result in the offeror acquiring 10% or more of the outstanding shares of such company. A “subject company” includes any company with both: (1) its principal place of business or principal executive office in Ohio or assets located in Ohio with a fair market value of at least $1.0 million; and (2) more than 10% of its record or beneficial equity security holders resident in Ohio, more than 10% of its equity securities owned of record or beneficially by Ohio residents, or more than 1,000 of its record or beneficial equity security holders resident in Ohio.
     Bank Holding Company Act.
     The Bank Holding Company Act requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company.
Transfer Agent
     Our transfer agent is The Park National Bank, c/o First-Knox National Bank, One South Main Street, P.O. Box 1270, Mount Vernon, Ohio 43050; telephone number (800) 837-5266 Ext. 5208.

U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
     The following is a general discussion of certain material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of Common Shares issued pursuant to this offering. This discussion is limited to non-U.S. holders (as defined below) who acquire and hold such Common Shares as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).
     As used in this discussion, the term “non-U.S. holder” means a beneficial owner of Common Shares (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not:
•	an individual who is a citizen of the United States;

•	an individual who is a resident of the United States, which refers generally to a non-U.S. individual who (1) is a lawful permanent resident of the United States, (2) is present in the United States for or in excess of certain periods of time, or (3) makes a valid election to be treated as a U.S. person;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and whose substantial decisions are subject to the control of one or more U.S. persons or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     This discussion is based on provisions of the Code, existing and proposed U.S. Treasury regulations issued under the Code, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or to different interpretations. No ruling has been or is expected to be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of Common Shares or that any such contrary position would not be sustained by a court.
     This discussion does not address all aspects of U.S. federal income and estate taxes. Among other matters, this discussion does not consider:
•	foreign, state, local or other tax considerations that may be relevant to non-U.S. holders of Common Shares in light of their particular circumstances; or

•	U.S. federal income and estate tax consequences that may be applicable to certain types of holders of Common Shares who are subject to special tax treatment under U.S. federal tax laws, including, without limitation, partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, tax-exempt organizations, retirement plans, former U.S. citizens or residents, holders subject to the alternative minimum tax and persons who hold or receive Common Shares as compensation.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Common Shares, the tax treatment of a partner in such partnership generally will depend upon the tax status of the partner and the activities of the partnership. A beneficial owner of Common Shares who is a partner in a partnership that holds Common Shares should consult with such beneficial owner’s tax adviser.
     Prospective investors should seek advice from their independent tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of an investment in our Common Shares based on their particular circumstances.
Dividends
     Any distributions on Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent these distributions exceed our current or accumulated earnings and profits, such excess amount first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the Common Shares, which will reduce the non-U.S. holder’s adjusted tax basis in the Common Shares (but not below zero), and any remainder will be treated as capital gain from the sale or other disposition of the Common Shares.
     Dividends paid to a non-U.S. holder of Common Shares that are not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or any lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty withholding rate, a non-U.S. holder must complete IRS Form W-8BEN (or a substitute form), certify under penalties of perjury that such holder is eligible for benefits under the applicable income tax treaty and provide other additional information as required. The non-U.S. holder must provide this certification prior to the payment of dividends and periodically must update the information on such forms. A non-U.S. holder that does not timely provide the required certification, but which qualifies for a reduced treaty rate, may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS. Special certification and other requirements apply to some non-U.S. holders that are pass-through entities rather than corporations or individuals. In addition, U.S. Treasury regulations provide special procedures for payments of dividends through specified intermediaries.
     If a non-U.S. holder satisfies specified certification and disclosure requirements, the following dividends are not subject to U.S. federal withholding tax:
•	dividends that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States; and

•	if an income tax treaty applies, dividends that are attributable to a permanent establishment, or, in the case of an individual, a fixed base, in the United States, as provided in the applicable income tax treaty.
     The non-U.S. holder would be required to provide Park with a properly executed IRS Form W-8ECI, for effectively connected income, or IRS Form W-8BEN, for income tax treaty benefits, or such successor form as the IRS designates. In such cases, dividends generally are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a “branch profits tax” at a rate of 30% (or any lower rate that may be specified by an applicable income tax treaty) on dividends received by the foreign corporation that are effectively connected with its conduct of a trade or business in the United States.
Gain on Disposition of Common Shares
     A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized upon a sale or other disposition of Common Shares unless one of the following applies:
•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to U.S. federal income tax on the gain on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise, and a non-U.S. holder that is a foreign corporation also may be subject to the branch profits tax referred to above;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and meets certain other conditions, in which case such non-U.S. holder will be subject to U.S. federal income tax on the gain at a flat rate of 30% (unless an applicable income tax treaty provides otherwise), which may be offset by certain U.S.-source capital losses, even though the individual is not considered to be a resident of the United States; or

•	Park is or has been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other disposition or the period during which the non-U.S. holder held the Common Shares, in which case only a non-U.S. holder who held, at any time during the applicable period, more than 5% of the Common Shares will be subject to U.S. federal income tax on the disposition of Common Shares under the USRPHC rules, so long as the Common Shares continue to be regularly traded on an established securities market.
     In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Park believes that it is not currently, has not been, and will not become, a USRPHC for U.S. federal income tax purposes.

Federal Estate Tax
     Common Shares owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax. Estates of non-resident, non-citizens are generally allowed a statutory credit, which has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.
Information Reporting and Backup Withholding Tax
     Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the gross amount of dividends paid to such holder and the amount of tax withheld, if any, with respect to such dividends. These information reporting requirements apply regardless of whether no withholding was required because the dividends were effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and the amount of tax withheld, if any, also may be required under an applicable income tax treaty to be made available to the tax authorities in the country in which a non-U.S. holder resides or is established.
     A non-U.S. holder of Common Shares may be subject to backup withholding, currently at a rate of 28%, on payments of dividends if the non-U.S. holder fails to certify under penalties of perjury and in accordance with applicable U.S. Treasury regulations that such holder is a non-U.S. holder, or the payor has actual knowledge or reason to know that such holder is a U.S. person as defined under the Code.
     The payment of proceeds on the sale or other disposition of Common Shares by or through a U.S. office of any U.S. or non-U.S. broker is subject to both information reporting and backup withholding unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption. In general, information reporting and backup withholding will not apply to a payment of proceeds on the sale or other disposition of Common Shares by or through a non-U.S. office of any U.S. or non-U.S. broker. If, however, the broker is, for U.S. federal income tax purposes:
•	a U.S. person as defined under the Code,

•	a controlled foreign corporation as defined under the Code,

•	a foreign broker that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States, or

•	a foreign partnership with particular U.S. connections,
such payments will be subject to information reporting, but not backup withholding, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and other specified conditions are met, or the beneficial owner otherwise establishes an exemption. In addition, backup withholding may apply in such cases unless specified certification requirements are satisfied or an exemption is otherwise established, and the broker has no actual knowledge or reason to know that the holder is a U.S. person as defined under the Code.
     Any amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any such withheld amounts may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
Obama Administration Legislative Proposals
     The Obama Administration recently has proposed legislation that would limit the ability of non-U.S. holders to claim relief from U.S. federal withholding tax in respect of dividends paid on the Common Shares, if such holders hold the Common Shares through a non-U.S. intermediary that is not a “qualified intermediary.” The Obama Administration’s proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. federal withholding tax in respect of dividends paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of Common Shares effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information provision. A non-U.S. holder generally would be permitted to claim a refund to the extent any tax withheld exceeded the holder’s actual tax liability. The full details of these proposals have not yet been made public, although the Obama Administration’s summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Obama Administration’s proposals on their investment in respect of the Common Shares.
     The foregoing discussion of U.S. federal tax consequences to non-U.S. holders does not constitute tax advice. Accordingly, each prospective non-U.S. holder of Common Shares should consult with such holder’s independent tax adviser with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of Common Shares.
PLAN OF DISTRIBUTION
     We have entered into a distribution agreement with Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) under which we may sell from time to time up to 1,050,000 of the Common Shares which we hold as treasury shares having aggregate sales proceeds of up to $70,000,000, through Sandler O’Neill as our sales agent or directly to Sandler O’Neill acting as principal. Sales of the Common Shares, if any, will be made by means of ordinary brokers’ transactions on NYSE Amex at market prices, in block transactions or as otherwise agreed with Sandler O’Neill.
     Sandler O’Neill will offer the Common Shares subject to the terms and conditions of the distribution agreement on a daily basis or as otherwise agreed upon by us and Sandler O’Neill. We will designate the maximum number of Common Shares to be sold through Sandler O’Neill on a daily basis or otherwise determine such maximum number together with Sandler O’Neill. Subject to the terms and conditions of the distribution agreement, Sandler O’Neill will use its commercially reasonable efforts to sell on our behalf all of the designated Common Shares. We may instruct Sandler O’Neill not to sell Common Shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or Sandler O’Neill may suspend the offering of Common Shares with respect to which Sandler O’Neill is acting as sales agent under the distribution agreement upon proper notice to the other party.
     Sandler O’Neill will receive from us a commission equal to 3% of the gross sales price per share for sales of Common Shares with respect to which Sandler O’Neill acts as sales agent. We may also sell Common Shares to Sandler O’Neill as principal at a price agreed upon pursuant to separate terms agreements. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such Common Shares. In addition, Sandler O’Neill may receive a customary brokerage commission from its customers in connection with their purchase of Common Shares.
     If acting as sales agent under the distribution agreement, Sandler O’Neill will provide written confirmation to us following the close of trading on the NYSE Amex each day in which Common Shares are sold by it for us under the distribution agreement. Each confirmation will include the number of Common Shares sold on that day, the aggregate gross sales proceeds, the net proceeds to us and the compensation payable by us to Sandler O’Neill.
     Settlement for sales of Common Shares will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
     We will report at least quarterly the number of Common Shares sold through Sandler O’Neill under the distribution agreement or any terms agreement, the net proceeds to us and the compensation paid by us to Sandler O’Neill in connection with the sales of Common Shares pursuant to the distribution agreement or any terms agreement.
     In connection with the sale of the Common Shares on our behalf, Sandler O’Neill may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to Sandler O’Neill may be deemed to be underwriting commissions or discounts. We have agreed in the distribution agreement to provide indemnification and contribution to Sandler O’Neill against certain civil liabilities, including liabilities under the Securities Act.
     In the ordinary course of their business, Sandler O’Neill and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker-dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees.
     If Sandler O’Neill or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, such party will promptly notify the other and sales of Common Shares under the distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Sandler O’Neill and us.

     The offering of Common Shares pursuant to the distribution agreement will terminate upon the termination of the distribution agreement, pursuant to its terms, by either Sandler O’Neill or us.
     We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Sandler O’Neill under the distribution agreement, will be approximately $300,000. We have agreed to reimburse Sandler O’Neill for its out of pocket expenses incurred in connection with the offering, including the fees and disbursements of its counsel.
ERISA CONSIDERATIONS
     A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the Common Shares. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.
     Certain provisions of ERISA and the Code prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under federal, state or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the Common Shares should consult with its legal counsel.
     We, directly or through our affiliates, may be considered a “party in interest” or a “disqualified person” as to a large number of plans. A purchase of Common Shares by any such plan would be likely to result in a prohibited transaction between the plan and us. Accordingly, Common Shares may not be purchased, held or disposed of by any such plan or any other person investing “plan assets” of any such plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless a Prohibited Transaction Class Exemptions (“PTCE”) issued by the U.S. Department of Labor or a similar exemption or exception applies to such purchase, holding and disposition.
     Any purchaser of the Common Shares or any interest therein will be deemed to have represented and warranted on each day including the date of its purchase of the Common Shares through and including the date of disposition of such Common Shares that either:
•	no portion of the assets used by such purchaser to acquire and hold the Common Shares constitutes assets of any employee benefits plan or similar arrangement; or

•	the purchase and holding of the Common Shares by such purchaser will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable similar laws.
     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the Common Shares with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of Common Shares and the availability of exemptive relief under the class exemptions listed above.
EXPERTS
          The consolidated financial statements of Park appearing in Park’s 2008 Annual Report and incorporated by reference therefrom into Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Park 2008 Form 10-K”) and the effectiveness of Park’s internal control over financial reporting as of December 31, 2008, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report thereon, included in Park’s 2008 Annual Report and incorporated by reference therefrom in the Park 2008 Form 10-K, which Park 2008 Form 10-K is, in turn, incorporated in this prospectus supplement by reference. Such consolidated financial statements are incorporated in this prospectus supplement by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS
     The legality of the Common Shares being offered by this prospectus supplement is being passed upon for Park by the law firm of Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of May 18, 2009, Vorys, Sater, Seymour and Pease LLP attorneys, together with members of their immediate families, owned an aggregate of 2,080 of our Common Shares. Certain legal matters will be passed upon by Cleary Gottlieb Steen & Hamilton LLP for the sales agent.

PROSPECTUS
Park National Corporation
Common Shares, without par value
Preferred Shares, without par value
Senior Debt Securities
Subordinated Debt Securities
Junior Subordinated Debt Securities
Depositary Shares
Warrants
Units
     The securities of each class may be offered and sold by Park National Corporation (“Park”) in amounts, at prices and on other terms to be determined at the time of the offering. Park will describe the specific terms and manner of offering of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and any applicable pricing supplement.
     The common shares, without par value (the “Common Shares”), of Park are listed on NYSE Amex under the symbol “PRK.” On May 21, 2009, the closing price for the Park Common Shares was $64.74.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION NOR ANY BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
ANY SECURITIES OFFERED BY THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT WILL BE OUR EQUITY SECURITIES OR UNSECURED OBLIGATIONS AND WILL NOT BE DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY OF OUR BANK OR NON-BANK SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.

     Our principal executive offices are located at 50 North Third Street, Newark, Ohio 43055 and our telephone number is (740) 349-8451.
The date of this prospectus is May 22, 2009.

WHERE YOU CAN FIND MORE INFORMATION
Available Information
     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) covering the securities that may be sold under this prospectus. For further information about us and the securities that may be sold under this prospectus, you should refer to our registration statement and its exhibits. As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
     We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s Internet site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.parknationalcorp.com. The information on the SEC Internet site and on our Internet site is not a part of this prospectus. You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. You may also inspect our SEC reports and other information at NYSE Amex, 30 Broad Street, 5th Floor, New York, New York 10004.
Incorporation by Reference
     The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in or incorporated by reference into this prospectus.
     We incorporate by reference the following documents that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as noted below:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Current Reports on Form 8-K filed/furnished on January 9, 2009, January 26, 2009, March 11, 2009, April 20, 2009 and May 14, 2009;

•	The definitive proxy statement for our 2009 Annual Meeting of Shareholders; and

•	The description of our Common Shares which is contained in “ITEM 8.01 OTHER EVENTS.” of our Current Report on Form 8-K filed on May 14, 2009, together with any subsequent registration statement or report filed for the purpose of updating such description.
     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:
     any reports filed under Section 13(a) or Section 13(c) of the Exchange Act;
     any document filed under Section 14 of the Exchange Act; and
     any reports filed under Section 15(d) of the Exchange Act.
     Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02. Results of Operations and Financial Condition”, or “Item 7.01. Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of Form 8-K into this prospectus.

     Statements contained in this prospectus or any accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to in this prospectus or any accompanying prospectus supplement do not purport to be complete, and, where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus or any accompanying prospectus supplement. Requests should be directed to: Park National Corporation, 50 North Third Street, Newark, Ohio 43055, Attention: John W. Kozak, Chief Financial Officer, telephone number (740) 349-8451.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, we may sell any of the securities described in this prospectus in one or more offerings from time to time. When we use the term “securities” in this prospectus, we mean any of the securities that we may offer under this prospectus, unless we say otherwise. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement or pricing supplement, you should rely on the information in the prospectus supplement or pricing supplement. You should carefully read both this prospectus and any prospectus supplement and pricing supplement. You also should carefully read the documents incorporated by reference into this prospectus and the documents we have referred you to in “WHERE YOU CAN FIND MORE INFORMATION” for additional information about our Company, including our consolidated financial statements.
     Unless the context otherwise requires, references to “Park,” the “Company,” “we,” “our” and “us” and similar terms mean Park National Corporation and its subsidiaries and predecessors.
     We may use this prospectus to offer any of the following of our securities from time to time:
•	Common Shares, without par value;

•	Preferred Shares, without par value;

•	Senior Debt Securities;

•	Subordinated Debt Securities;

•	Junior Subordinated Debt Securities;

•	Depositary Shares;

•	Warrants; or

•	Units.
     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement and pricing supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement and pricing supplement or any document incorporated by reference in this prospectus or any prospectus supplement or pricing supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement, pricing supplement or other document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and any accompanying prospectus supplement contains or incorporates by reference forward-looking statements that set forth anticipated results based on our management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.
     We cannot guarantee that any forward-looking statement will be realized, although our management believes that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind in reading this prospectus and any accompanying prospectus supplement. Factors that might cause such differences include, but are not limited to:
•	general economic and financial market conditions in the markets we serve, specifically the real estate markets, may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults;

•	deterioration in the asset value of our loan portfolio may be worse than expected;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet;

•	changes in consumer spending, borrowing and savings habits;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the nature, timing and effect of legislative or regulatory developments including changes in laws concerning taxes, banking, securities and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	our ability to execute our business plan successfully and within the expected time frame;

•	our ability to convert our Ohio-based banking divisions to one operating system;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

•	the effect of fiscal and governmental policies of the United States federal government;

•	rapidly changing technology affecting the financial services industry; and

•	other external developments materially affecting our operational and financial performance.

     We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our business in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein and in prospectus supplements, pricing supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.
OUR COMPANY
     We are a bank holding company headquartered in Newark, Ohio. Our Ohio-based banking operations are conducted through 128 offices across 29 Ohio counties and one Kentucky county through our subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Our Florida and Alabama-based banking operations are conducted through 18 offices across six Florida counties and one Alabama county through our subsidiary Vision Bank and its divisions which include Vision Bank headquartered in Panama City, Florida and the Vision Bank Division of Gulf Shores, Alabama. Our banking subsidiaries engage in the commercial banking and trust business primarily in small and medium population Ohio communities and in Gulf Coast communities in Alabama and the Florida panhandle. Park’s other subsidiaries include Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and Park Title Agency, LLC, and they operate through an aggregate of eight offices in Ohio.
     We were incorporated under the laws of the State of Ohio, in 1992. Our principal executive offices are located at 50 North Third Street, Newark, Ohio 43055, and our telephone number is (740) 349-8451. Our Internet site can be accessed at http://www.parknationalcorp.com. Information contained in our Internet site does not constitute part of, and is not incorporated into, this prospectus.
     At March 31, 2009, we had consolidated total assets of approximately $7.1 billion, total loans of approximately $4.6 billion, total deposits of approximately $4.9 billion and total shareholders’ equity of approximately $656 million.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows the ratio of earnings to fixed charges for Park, which includes our subsidiaries, on a consolidated basis for the periods indicated:

	For the Three
	Months Ended	For the Year Ended December 31,
	March 31, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges (1)

Excluding Interest on Deposits	4.63	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.16	1.26	1.31	2.09	2.44	3.19

(1)	For purposes of computing the ratio, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and subordinated debt, one-third of rental expense (which Park believes is representative of the interest factor), and including/excluding interest on deposits.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
     The following table shows the ratio of earnings to fixed charges and preferred dividends for Park, which includes our subsidiaries, on a consolidated basis:

	For the Three
	Months Ended	For the Year Ended December 31,
	March 31, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and preferred dividends (1)

Excluding Interest on Deposits	3.90	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.07	1.26	1.31	2.09	2.44	3.19

(1)	For purposes of computing the ratio, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and subordinated debt, one-third of rental expense (which Park believes is representative of the interest factor), and including/excluding interest on deposits.
USE OF PROCEEDS
     We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.
LEGAL MATTERS
     Unless otherwise indicated in the applicable prospectus supplement, the legality of the securities being offered by this prospectus is being passed upon for Park by the law firm of Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of May 18, 2009, Vorys, Sater, Seymour and Pease LLP attorneys, together with members of their immediate families, owned an aggregate of 2,080 of our Common Shares. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriter or agents by their counsel.
EXPERTS
     The consolidated financial statements of Park appearing in Park’s 2008 Annual Report and incorporated by reference therefrom into Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Park 2008 Form 10-K”) and the effectiveness of Park’s internal control over financial reporting as of December 31, 2008, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report thereon, included in Park’s 2008 Annual Report and incorporated by reference therefrom in the Park 2008 Form 10-K, which Park 2008 Form 10-K is, in turn, incorporated in this prospectus by reference. Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

$70,000,000
Common Shares
without par value

PROSPECTUS SUPPLEMENT

May 27, 2009